Exhibit 99.1


          PC Connection, Inc. Reports First Quarter Results

    MERRIMACK, N.H.--(BUSINESS WIRE)--April 24, 2003--

    FIRST QUARTER HIGHLIGHTS:
    --  20% growth in net sales
    --  $.06 earnings per share
    --  93 basis point improvement in gross margins

    PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology products and solutions, today announced results for the quarter ended March 31, 2003. Net sales for the three months ended March 31, 2003 increased by $46.4 million, or 20%, to $283.5 million from $237.1 million for the three months ended March 31, 2002. Net income for the quarter was $1.6 million, or $.06 per share, compared to a net loss of $2.1 million, or $.09 per share, for the three months ended March 31, 2002. The Company's most recent acquisition, MoreDirect, reported $52.3 million in net sales for the first quarter of 2003. The Company acquired MoreDirect during April 2002, and therefore, MoreDirect's results were not included in the Company's financial results for the first quarter of 2002.
    Net sales for the small- and medium-sized business (SMB) segment million declined by 4.8% from the first quarter of 2002 to $178.6 but increased sequentially by 6.5% over the immediately preceding quarter. Sales productivity for the SMB segment improved by 14.7% over the first quarter of 2002 to $2.2 million per sales representative and also improved sequentially this quarter by 10.0% over the immediately preceding quarter. Sales to government and education customers (the Company's Public Sector segment) grew for the quarter by 6.4% over the first quarter of 2002 to $52.6 million, but were down sequentially by 37.7% from the immediately preceding quarter. The sequential decline in net sales this quarter was consistent with the historical seasonality in the Company's federal government sales. However, sales to state, local, and education customers grew sequentially this quarter by 1.3% and rose year-over-year by 17.2%. Sales to large account customers declined sequentially in the quarter by 25.3% to $52.3 million. Sales to large account customers had a slower start to the year than anticipated. Management believes that large customers have delayed purchasing information technology equipment due to the uncertainty surrounding the events that occurred in Iraq.
    Patricia Gallup, President and Chief Executive Officer, said, "We are encouraged by recent improvements in the productivity of the sales representatives in our SMB segment. Generating higher sales productivity is the key to leveraging our expense structure and driving future profitability improvements. Now that we have seen enhanced sales productivity over the past year, our goal is to increase the total number of sales representatives in all of our operating segments from 505 to 555, or 10%, by the end of the year."
    Notebook computer systems continued to be the Company's largest product category, accounting for 17.9% of net sales in the first quarter of 2003 compared to 15.6% of net sales for the corresponding period a year ago. Desktop and server computer systems accounted for 14.8% of net sales in the first quarter of 2003, compared to 14.6% for the corresponding 2002 period. The average selling prices of computer systems increased 1% in the first quarter compared to the corresponding period a year ago, but decreased 1% compared to the fourth quarter of 2002.
    Gross profit margin as a percentage of net sales was 11.5% in the first quarter of 2003, compared to 11.1% in the fourth quarter of 2002, and 10.5% in the first quarter of 2002. This represents a 93 basis point year-over-year improvement. Gross margins were higher due to an improvement in product mix and selling margins. As previously stated, the Company expects that its gross profit margin as a percentage of net sales may vary by quarter based upon vendor support programs, product mix, pricing strategies, market conditions, and other factors.
    Total selling, general, and administrative expenses as a percentage of sales were 10.5% in the first quarter of 2003, compared to 11.6% in the corresponding period a year ago. This decline was due primarily to increased sales relating to the April 2002 acquisition of MoreDirect. The Company expects that its SG&A as a percentage of net sales may vary by quarter depending on changes in sales volume, as well as the levels of continuing investments in key growth initiatives.
    Ms. Gallup concluded, "Due to profitability improvements achieved during the first quarter, we are optimistic that the Company will see continued financial improvement throughout the remainder of 2003. The strongest quarters of the public sector are still ahead of us. And, with less uncertainty regarding the deployment of U.S. troops overseas, we believe our customers will resume normal buying patterns."
    PC Connection, Inc., a Fortune 1000 company, has three sales subsidiaries, PC Connection Sales Corporation of Merrimack, NH, GovConnection, Inc. of Rockville, MD and MoreDirect, Inc. of Boca Raton, FL. PC Connection Sales Corporation is a rapid-response provider of information technology (IT) products and solutions offering more than 100,000 brand-name products to businesses through its staff of technically trained outbound sales account managers and catalog telesales representatives, its comprehensive web sites at www.pcconnection.com, and www.macconnection.com, and its catalogs PC Connection (1-800-800-5555) and MacConnection (1-800-800-2222).
GovConnection, Inc. is a rapid-response provider of IT products and solutions, offering more than 100,000 brand-name products to federal, state and local government agencies and educational institutions (1-800-800-0019, web site www.govconnection.com). MoreDirect, Inc. (www.moredirect.com) provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 350,000 products from the inventories of leading IT wholesale distributors and manufacturers. All three subsidiaries can deliver custom-configured computer systems overnight.
    A live webcast of PC Connection management's discussion of the first quarter will be available on the Company's Web site at www.pcconnection.com and on www.streetevents.com. The webcast will begin today at 10:00 am Eastern time.

    "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results and other risks detailed under the caption "Factors That May Affect Future Results and Financial Condition" in the Company's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2002. More specifically, the statements in this release concerning the Company's outlook for the balance of 2003 and the statements concerning the Company's gross margin percentage and selling and administrative costs and other statements of a non-historical basis (including statements regarding implementing strategies for future growth, the ability of the Company to regain its model of profitable growth and the expected benefits of the Company's electronic commerce strategy) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor relationships and support programs and the ability of the Company to hire and retain qualified sales representatives and other essential personnel.

CONSOLIDATED SELECTED FINANCIAL HIGHLIGHTS
(Dollars and shares in thousands, except operating data, price/earnings ratio and per share data)

At or for the
 Three Months Ended March 31, 2003                2002
                                      % of               % of
                                       Net                Net     %
                                      Sales              Sales  Change
Operating Data:
 Net sales growth              19.6%             (21.8)%
 Diluted earnings per
   share change               166.7             (190.0)
 Gross profit margin           11.5               10.5
 Operating margin               1.0               (1.4)
 Return on equity(2)            4.2               (5.8)

 Catalogs distributed     6,631,000          8,415,000         (21.2)%
 Orders entered(1)          324,000            315,000           2.9
 Average order size(1)       $1,058               $894          18.3

 Inventory turns(2)              19                 16
 Days sales outstanding          51                 52

Product Mix:
 Notebooks                $  50,605   17.9%  $  36,969   15.6%  36.9%
 Desktops/Servers            41,920   14.8      34,594   14.6   21.2
 Storage Devices             28,091    9.9      24,404   10.3   15.1
 Software                    32,686   11.5      33,669   14.2   (2.9)
 Networking communications   22,814    8.1      20,899    8.8    9.2
 Printers                    24,518    8.6      20,819    8.8   17.8
 Videos & Monitors           26,873    9.5      22,779    9.6   18.0
 Memory                      10,247    3.6       7,475    3.1   37.1
 Accessories/Other           45,773   16.1      35,512   15.0   28.9
                          $ 283,527  100.0%  $ 237,120  100.0%  19.6%

Net Sales of Enterprise Server and Networking
 Products (included in the above Product Mix):
                          $  65,519   23.1%  $  49,935   21.1%  31.2%

Stock Performance Indicators:
 Actual shares outstanding   24,660             24,555
 Total book value per share   $6.16              $5.90
 Tangible book value per
  share                       $4.64              $5.54
 Closing price                $5.25             $10.56
 Market capitalization     $129,465           $259,301
 Trailing price/earnings
  ratio (3)                      19                 96

      (1)Does not reflect cancellations or returns
      (2)Annualized
      (3)Earnings is based on the last four quarters


SELECTED SEGMENT INFORMATION
For the Three Months Ended March 31,
                                     2003                 2002
                                  Net    Gross        Net     Gross
(Dollars in Thousands)           Sales  Margin(%)    Sales   Margin(%)

PC Connection Sales
 Corporation (SMB)             $178,640   11.8%    $187,643     10.9%
GovConnection (Public Sector)    52,632    9.5       49,477      8.9
MoreDirect (Large Account)       52,255   12.3            -        -
        Total                  $283,527   11.5%    $237,120     10.5%



CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

Three Months Ended March 31,         2003                 2002
                                Amount    % of      Amount     % of
                                        Net Sales            Net Sales

Net sales                      $283,527  100.00%   $237,120   100.00%
Cost of sales                   251,052   88.55     212,170    89.48
 Gross Profit                    32,475   11.45      24,950    10.52
Selling, general and
 administrative expenses         29,639   10.45      27,478    11.59
Restructuring costs and other
  special charges                     -      -          813      .34
 Income (Loss) From Operations    2,836    1.00      (3,341)   (1.41)
Interest expense                   (303)   (.11)       (242)    (.10)
Other, net                           44     .02         195      .08
Income tax (provision) credit    (1,002)   (.35)      1,288      .54
 Net Income (Loss)             $  1,575     .56%   $ (2,100)    (.89)%

Weighted average common shares outstanding:
 Basic                           24,651              24,551
 Diluted                         24,920              24,551
Earnings (loss) per common share:
 Basic                         $    .06            $   (.09)
 Diluted                       $    .06            $   (.09)



CONSOLIDATED BALANCE SHEETS                    March 31,  December 31,
(Amounts in thousands)                          2003          2002

ASSETS
 Current Assets:
   Cash and cash equivalents                   $   6,271    $   1,797
   Restricted cash(1)                                  -        5,000
   Accounts receivable, net                      121,553      135,314
   Inventories - merchandise                      56,780       52,479
   Deferred income taxes                           1,044          741
   Income tax receivable                           2,171        1,294
   Prepaid expenses and other current assets       3,193        3,278

           Total current assets                  191,012      199,903

 Property and equipment, net                      24,601       25,995
 Goodwill, net                                    33,704       33,704
 Other intangibles, net                            3,658        3,746
 Restricted cash (1)                               5,000        5,000
 Other assets                                        290          334

           Total assets                        $ 258,265    $ 268,682

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
 Current maturities of capital
  lease obligation to affiliate                $     234    $     200
 Accounts payable                                 82,574       85,493
 Accrued expenses and other liabilities           14,575       22,921
  Total current liabilities                       97,383      108,614

Capital lease obligation to affiliate,
 less current maturities                           6,341        6,421
Deferred taxes                                     2,745        3,503
  Total liabilities                              106,469      118,538
Stockholders' Equity:
 Common stock                                        250          250
 Additional paid-in capital                       75,351       75,274
 Retained earnings                                78,481       76,906
 Treasury stock at cost                           (2,286)      (2,286)

  Total stockholders' equity                     151,796      150,144

  Total liabilities and stockholders'
   equity                                      $ 258,265    $ 268,682

(1)  Cash escrow established for the MoreDirect, Inc. acquisition


CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Three months ended March 31, 2003 (Amounts in thousands)

                                                   Additional
                                  Common Stock      Paid In   Retained
                                Shares   Amount     Capital   Earnings

Balance - December 31, 2002     24,997   $ 250     $ 75,274   $ 76,906
Exercise of stock options,
 including income tax benefits      25      --           77         77
Net income                          --      --           --      1,575
Balance - March 31, 2003        25,022   $ 250     $ 75,351   $ 78,481


                                   Treasury Shares
                                 Shares      Amount       Total

Balance - December 31, 2002      (362)     $ (2,286)    $150,144
Exercise of stock options,
 including income tax benefits     --            --           --
Net income                         --            --        1,575
Balance - March 31, 2003         (362)     $ (2,286)    $151,796


CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
Three Months Ended March 31,                         2003       2002

Cash Flows from Operating Activities:

Net income (loss)                                  $ 1,575   $ (2,100)
Adjustments to reconcile net income
 (loss) to net cash provided by
  operating activities:
 Depreciation and amortization                       2,230      1,703
 Deferred income taxes                              (1,061)       200
 Provision for doubtful accounts                       800      1,684
 Gain on disposal of fixed assets                       --         (3)
Changes in assets and liabilities:
 Accounts receivable                                12,961     15,908
 Inventories                                        (4,301)    12,032
 Prepaid expenses and other current assets            (792)    (2,030)
 Other non-current assets                               44       (336)
 Accounts payable                                   (2,919)   (16,206)
 Income tax benefits from exercise of stock options     49         17
 Accrued expenses and other liabilities              2,470     (2,039)

Net cash provided by operating activities           11,056      8,830

Cash Flows from Investing Activities:

 Purchases of property and equipment                  (764)    (2,089)
 Proceeds from sale of property and equipment           --          9
 Payment of acquisition earn-out obligation        (10,800)        --
 Decrease in restricted cash                         5,000         --
 Net cash used for investing activities             (6,564)    (2,080)

Cash Flows from Financing Activities:

 Proceeds from short-term borrowings                43,595      2,847
 Repayment of short-term borrowings                (43,595)    (2,847)
 Repayment of capital lease obligation to affiliate    (46)       (40)
 Repayment of notes payable                           --         (500)
 Exercise of stock options                              28         80
 Net cash used for financing activities                (18)      (460)
 Increase in cash and cash equivalents               4,474      6,290
 Cash and cash equivalents, beginning of period      1,797     35,605
 Cash and cash equivalents, end of period          $ 6,271   $ 41,895

    CONTACT: PC Connection, Inc.
             Mark A. Gavin, 603/423-2451